UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 2, 2017

EXELIXIS, INC. (Exact name of registrant as specified in its charter)

Delaware	0-30235	04-3257395
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 East Grand Ave.
South San Francisco, California 94080
(Address of principal executive offices) (Zip Code)

(650) 837-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
On May 2, 2017, Exelixis, Inc. (“Exelixis”) entered into a Lease Agreement (the “Lease”) with Ascentris 105, LLC (“Landlord”), for an aggregate of 110,783 square feet of space in office and research facilities located at 1851, 1801 and 1751 Harbor Bay Parkway, Alameda, California (the “Premises”).
The term of the Lease is for a period of ten years (the “Term”), which will begin on the earlier of the date that is six months following the Landlord’s delivery of the entire Premises or Exelixis’ occupancy of either 1851 or 1801 Harbor Bay Parkway. Exelixis anticipates the Term will commence on or about February 1, 2018. Exelixis has been provided an allowance of approximately $5.5 million for tenant improvements to the Premises and is also entitled to $1.2 million in additional allowance and contributions toward updating the HVAC systems located on the Premises.
Exelixis has a one-time option to terminate the Lease without cause on the last day of the 8th year of the Term. Exelixis also has two consecutive five-year options to extend the Term, the first of which would commence upon the expiration of the Term, each at a market rate determined according to the Lease. In addition, Exelixis has a right of first offer to lease certain additional space, in the aggregate of approximately 170,000 square feet of space, as that additional space becomes available over the remainder of the Term at 1601, 1701, 1751, and 1801 Harbor Bay Parkway, Alameda, California at a market rate determined according to the Lease.
The total monthly base rent under the Lease for the Premises will be $182,792 per month for the first year of the Term, rising each year and ending with $238,502 per month in the tenth year, provided that, so long as there is no continuing Default (as defined in the Lease), the Landlord has agreed to partially abate Exelixis’ rent obligations by $83,792 per month for the first twelve calendar months of the Term. In addition, Exelixis will pay the Landlord specified percentages of certain operating expenses and taxes related to the leased facilities incurred by the Landlord.
In connection with the Lease, Exelixis will deliver to the Landlord an irrevocable standby letter of credit for $500,000 as security for Exelixis’ performance of its obligations under the Lease, provided that, so long as there is no continuing Default (as defined in the Lease), the amount of the letter of credit will be progressively reduced each year of the Term, ending with $252,698 in the tenth year.
The foregoing summary of the Lease does not purport to be complete and is qualified in its entirety by reference to the Lease, which will be filed as an exhibit to Exelixis’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXELIXIS, INC.

May 2, 2017	/s/ JEFFREY J. HESSEKIEL
Date	Jeffrey J. Hessekiel
Executive Vice President, General Counsel and Secretary